EXHIBIT 5

Waller Lansden Dortch & Davis, LLP

Nashville City Center

511 Union Street, Suite 2700

Nashville, Tennessee 37219-8966
1901 Sixth Avenue North, Suite 1400
(615) 244-6380
Birmingham, Alabama 35203-2623
Fax: (615) 244-6804
(205) 214-6380
www.wallerlaw.com

September 1, 2011

Capella Healthcare, Inc.
501 Corporate Centre Drive, Suite 200
Franklin, Tennessee 37067
Ladies and Gentlemen:
     We have acted as counsel to Capella Healthcare, Inc., a Delaware corporation (the “Company”), in connection with the preparation and filing with the Securities and Exchange Commission (the “SEC”) of the Company’s Registration Statement on Form S-4, Registration No. 333-175188, as may be amended from time to time (the “Registration Statement”), under the Securities Act of 1933, as amended (the “Securities Act”), relating to the registration of $500,000,000 aggregate principal amount of the Company’s 9 1/4% Senior Notes due 2017 (the “Exchange Notes”) and the accompanying guarantees (the “Guarantees”).
     The Exchange Notes and the Guarantees are to be offered in exchange for $500,000,000 aggregate principal amount of the Company’s outstanding 9 1/4% Senior Notes due 2017 (the “Outstanding Notes”) and the guarantees of the Outstanding Notes by the Guarantors. The Exchange Notes and the Guarantees will be issued by the Company in accordance with the terms of the Indenture, dated as of June 28, 2010 (as amended and supplemented, the “Indenture”), among the Company, the subsidiary guarantors party thereto (the “Guarantors”), and U.S. Bank National Association, as trustee (the “Trustee”).
     We have examined originals or copies (certified or otherwise identified to our satisfaction) of the Registration Statement, the Indenture, the form of the Exchange Notes filed as an exhibit to the Registration Statement and such corporate records, agreements, documents and other instruments, and such certificates or comparable documents of public officials and of officers and representatives of the Company and the Guarantors, and have made such inquiries of such officers and representatives, as we have deemed relevant and necessary as a basis for the opinion hereinafter set forth.
In such examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies and the

Capella Healthcare, Inc.
September 1, 2011

authenticity of the originals of such latter documents. As to all questions of fact material to this opinion that have not been independently established, we have relied upon certificates or comparable documents of officers and representatives of the Company and the Guarantors.
     We also have assumed for purposes of this opinion that the Trustee is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization; that the Trustee is duly qualified to engage in activities contemplated by the Indenture; that the Indenture has been duly authorized, executed and delivered by the Trustee and constitutes the legally valid and binding obligation of the Trustee enforceable against the Trustee in accordance with its terms; that the Trustee is in compliance, with respect to acting as a trustee under the Indenture, with all applicable laws and regulations; and that the Trustee has the requisite organizational and legal power and authority to perform its obligations under the Indenture.
     Based on the foregoing, and subject to the qualifications stated herein, we are of the opinion that:
     1. The Exchange Notes are duly authorized, and, when duly executed on behalf of the Company, authenticated by the Trustee and delivered in accordance with the terms of the Indenture and as contemplated by the Registration Statement, will constitute legal, valid and binding obligations of the Company, enforceable against it in accordance with their terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity) and except that the waiver contained in Section 4.06 of the Indenture may be deemed unenforceable, but the inclusion of such provision does not affect the validity of the Exchange Notes, and the Exchange Notes contain adequate provisions for the practical realization of the rights and benefits afforded thereby.
     2. The Guarantees to be executed by the Guarantors are duly authorized by the Guarantors, and, when duly executed on behalf of the Guarantors and when the Exchange Notes are duly authenticated by the Trustee and delivered in accordance with the terms of the Indenture and as contemplated by the Registration Statement, will constitute legal, valid and binding obligations of the Guarantors, enforceable against each of them in accordance with their terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity) and except that (i) certain remedial provisions of the Guarantees are or may be unenforceable in whole or in part under the laws of the State of New York, and (ii) the waiver contained in Section 4.06 of the Indenture may be deemed unenforceable but the inclusion of such provisions does not affect the validity of the Guarantees, and the Guarantees contain adequate provisions for the practical realization of the rights and benefits afforded thereby.
     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name under the caption “Legal Matters” in the prospectus, which is a part of the Registration Statement. This consent is not to be construed as an admission that we are a party whose consent is required to be filed with the Registration Statement under the provisions of the Securities Act or the rules and regulations of the SEC promulgated thereunder.

Very truly yours, /s/ Waller Lansden Dortch & Davis, LLP